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                                 EXHIBIT 23.01




                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS


The Board of Directors and Shareholders
PharmChem Laboratories, Inc.:

We consent to the incorporation by reference in the registration statements (File numbers 33-45481, 33-64770 and 333-36885) on Form S-8 of PharmChem Laboratories, Inc. of our report dated February 12, 1999, relating to the consolidated balance sheets of PharmChem Laboratories, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for the years then ended, and related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of PharmChem Laboratories, Inc.


                                    KPMG LLP

San Francisco, California
March 25, 1999